September 29, 2003

Members

Crazy Grazer LLC

6600 Amelia Earhart Court

Las Vegas, Nevada 89119

RE: Merger of Crazy Grazer with Left Right Marketing & Technology, Inc.

Ladies and Gentleman:

This binding letter of intent ("LOI") outlines the proposal by which Left Right Marketing & Technology, Inc., a Nevada corporation ("LEFT RIGHT NEVADA") and wholly owned subsidiary of Left Right Marketing Technology, Inc., a Delaware corporation ("LRMK"), desires to merge with Crazy Grazer LLC, a Nevada limited liability company ("CrazyGrazer"), whereby CrazyGrazer will merge into LEFT RIGHT NEVADA and the separate corporate existence of LEFT RIGHT NEVADA shall cease and LRMK will issue shares of its restricted common stock in exchange for 100% of the issued and outstanding membership interests ("Shares") of CrazyGrazer.

This LOI confirms the parties intentions to engage in exclusive negotiations toward a formal definitive merger agreement. If accepted by CrazyGrazer, this letter will constitute an expression of the parties mutual intention to consummate this transaction on the terms and subject to the conditions described below.

LRMK is a US development stage company currently seeking to build the world's most brand-centric, customer-friendly online shopping mall experienceand. LRMK has no material operations. LRMK's common stock has been registered under Section 12(g) of the Securities Exchange Act of 1934 ("Exchange Act") and is listed for trading on the National Association of Securities Dealers ("NASD") Over-the-Counter Bulletin Board ("OTC:BB") under the symbol "LRMK". LEFT RIGHT NEVADA is a wholly owned subsidiary of LRMK and has no material operations, assets or liabilities.

This LOI is intended to constitute a legally binding agreement between the parties. While the parties anticipate that all of the terms and conditions will be fully set forth in the formal definitive merger agreement, the parties confirm their mutual agreement to be as follows:

  Parties; Structure. The transaction will take the form of a statutory tri-party reverse triangular merger (the "Merger") among LRMK, LEFT RIGHT NEVADA and CrazyGrazer. At the Effective Time and upon the terms and subject to the conditions of the Merger Agreement, CrazyGrazer will be merged with LEFT RIGHT NEVADA, whereby LEFT RIGHT NEVADA will cease to exist and CrazyGrazer shall remain as the surviving corporation and will operate as a new wholly owned subsidiary of LRMK.

  Consideration; Stock Issuance. LRMK will issue approximately Fifteen Million (15,000,000) shares of common stock to CrazyGrazer shareholders in exchange for 100% of the Shares of CrazyGrazer.

  Merger: Preparation of Merger Agreement. The parties would proceed in good faith to negotiate the terms of a mutually acceptable merger agreement (the "Merger Agreement") containing such covenants, representations, warranties and conditions as are customary in transactions of this type, but including the matters described herein. The parties will use their best efforts to complete the Merger Agreement and have the Merger Agreement approved by the parties Board of Directors by November 1, 2003.

  Tax Consequences. The merger will be structured for Federal income tax purposes to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

  Audited Financial Statements. CrazyGrazer will have its financial statements audited from inception, prepared in accordance with GAAP and Item 310(c) of Regulation S-B, prior to closing of the Merger.

  Due Diligence. LRMK and its attorneys, accountants and other representatives will have full access to the books, records and technology of CrazyGrazer to complete its due diligence investigation of CrazyGrazer and its technology before execution of the Merger Agreement.

  Representations and Warranties. The Merger Agreement would contain such representations and warranties with respect to the business, property and financial condition of CrazyGrazer as may reasonably be required by LRMK. In turn, LRMK would provide CrazyGrazer with certain representations and warranties to the business, property and financial condition of LRMK as may reasonably be required by CrazyGrazer. These representations and warranties by both LRMK and CrazyGrazer would include, without limitation, matters such as the following:

As to CrazyGrazer:

  CrazyGrazer is duly organized and validly existing under the laws of the State of Nevada and has all requisite corporate power and authority to own and hold its respective properties and conduct the business in which it is engaged; holds all material licenses, permits and other authorizations from governmental authorities needed to conduct its business; and all of the outstanding Shares of CrazyGrazer are duly authorized and validly issued, fully paid and nonassessable.

  CrazyGrazer has good and marketable title to all of its assets, and title is valid and proper.

  The audited financial statements of CrazyGrazer from inception, are true, correct and complete.

As to LRMK:

  LRMK is duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own and hold its respective properties and conduct the business in which it is engaged; holds all material licenses, permits and other authorizations from governmental authorities needed to conduct its business.

  LRMK has good and marketable title to all of its assets, and title is valid and proper.

  The audited financial statements of LRMK as of and for the year ended June 30, 2003, are true, and correct.

  Issuance of Shares. The shares issued in the Merger will be issued in reliance on certain exemptions from registration provided by the Securities Act of 1933 and are not intended to be registered with the Securities and Exchange Commission.

  Shareholder/Member Approval. The Merger will be subject to approval by CrazyGrazer's members and LEFT RIGHT NEVADA's stockholder. At the time of execution of the Merger Agreement, CrazyGrazer's affiliates will agree to vote in favor of the merger.

  Conditions. The Merger Agreement will provide that the obligations of the respective parties to complete the Merger would be subject to the following conditions together with such other conditions as may reasonably be required by each party:

Conditions Prior to CrazyGrazer Closing:

  The Board of Directors of LRMK and LEFT RIGHT NEVADA shall have approved the Merger.

  There shall have been no material adverse change in the financial condition, earnings or prospects of LRMK.

  CrazyGrazer shall complete such due diligence as is deemed by the Board of Directors sufficient to complete the Merger.

  LEFT RIGHT NEVADA's stockholder shall have approved the Merger.

Conditions Prior to LRMK Closing:

  The Board of Directors of CrazyGrazer shall have approved the Merger.

  There shall have been no material adverse change in the financial condition, earnings or prospects of CrazyGrazer.

  LRMK shall complete such due diligence as is deemed by the Board of Directors sufficient to complete the Merger.

  CrazyGrazer's members shall have approved the Merger.

  Press Releases. The Parties will consult with each other prior to issuing any press release or other public statement regarding the proposed transaction. It is strictly understood by the Parties that the information contained herein is confidential in nature and that no such public disclosure shall be made by either party until such time as the definitive Merger Agreement is executed.

  Disclosure. LRMK, LEFT RIGHT NEVADA and CrazyGrazer agree to take all reasonable precautions to prevent any trading in LRMK securities by their respective officers, directors, employees, affiliates, agents or others having knowledge of the proposed Merger until the proposed Merger has been closed. The parties understand and agree that until a press release is issued, if ever, or other public disclosure has been made by LRMK, neither party will disclose the fact that these negotiations are taking place, except to professional advisors and to employees of LRMK, LEFT RIGHT NEVADA and CrazyGrazer on a need-to know basis.

  Continuation of Business. From the date of this letter of intent until the expiration of the Exclusive Period, CrazyGrazer will continue to operate its business in the ordinary course and will not enter into any transaction or agreement or take any action out of the ordinary course, including any transaction or commitment greater than $100,000, any declaration of dividends, grants of new stock options or issuance of new Shares or rights thereto without first notifying LRMK and LEFT RIGHT NEVADA.

  Exclusive Negotiations. CrazyGrazer agrees that from the date of this letter and until such time as the Merger shall have been consummated or the parties shall have agreed to terminate the negotiation of this transaction, it will not permit any of its agents or representatives to, solicit, initiate or encourage inquiries or proposals, or provide any information or participate in any negotiations leading to any proposal concerning any acquisition or purchase of all or any substantial portion of the assets or shares of CrazyGrazer or any merger or consolidation of CrazyGrazer with any third party.

  Expenses. Whether or not the parties enter into the Definitive Agreement, all costs and expenses incurred in connection with this Letter of Intent and the proposed Merger shall be paid by the party incurring such costs. If for any reason the transaction is not consummated, neither party will have any claim against the other with respect to such expenses.

  Effect of This LOI. This LOI is intended as a binding contract between the parties. It shall be mutually enforceable by each party against the other.

  Counterparts. This LOI may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Remedies. In the event of a breach of this letter agreement by either party, the other party may be entitled to any remedy for such breach available at law or equity.

Please indicate your agreement to and acceptance of this letter of intent by signing and returning the enclosed copy of this letter to the undersigned before 5:00 pm Pacific Standard Time on September 30, 2003. This offer will expire if not accepted prior to that time.

Very truly yours,

Richard "Mick" Hall, President	Richard "Mick" Hall, President
LRMK:	LEFT RIGHT NEVADA:
Left Right Marketing Technology, Inc.,	Left Right Marketing & Technology, Inc.,
a Delaware corporation	a Nevada corporation

Agreed and accepted as of September 29, 2003

CrazyGrazer:
Crazy Grazer LLC,
a Nevada limited liability company

By: /s/ Eugene "Rock" Newman
Eugene "Rock" Newman, CEO/President